EXHIBIT 10.1

Contact: David Zigdon CFO (972) 3-645-5004 davidz@radcom.com

FOR IMMEDIATE RELEASE

RADCOM REPORTS Q1 2006 FINANCIAL RESULTS

TEL-AVIV, Israel—April 24, 2006-- RADCOM Ltd. (RADCOM) (NASDAQ: RDCM) today announced financial results for the first quarter ended March 31, 2006.

Financial Results

Revenues for the first quarter of 2006 were $5,080,000 compared to $5,017,000 for the first quarter of 2005.

On the basis of U.S. generally accepted accounted principles (GAAP), the Company recorded a net loss for the first quarter of 2006 of $119,000, or $0.01 per ordinary share (basic and diluted). This included a non-cash share-based compensation expense of $128,000 taken in respect of the Company’s mandatory adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R") beginning January 1, 2006. SFAS 123R requires that companies recognize the fair value of share-based incentives as compensation. Net income for the first quarter of 2005, which did not include share-based compensation expense, was $134,000, or $0.01 per ordinary share.

The Company has also presented its net income on a non-GAAP basis excluding share-based compensation to provide investors and management with insight into RADCOM’s underlying operating results. Excluding share-based compensation, non GAAP net income for the first quarter of 2006 was $9,000, or $0.00 per share.

The Company’s cash and cash equivalents at the end of the first quarter of 2006 totaled $12.3 million, an increase of approximately $1.8 million compared to the end of 2005. This increase reflects the exercise of warrants to purchase ordinary shares by the Company’s PIPE investors, and the exercise of options to purchase ordinary shares by its employees. As of March 31, 2006, the number of the Company’s ordinary shares outstanding totaled 16,063,377.

RADCOM REPORTS/2

Comments of Management

Commenting on the results, Arnon Toussia-Cohen, President and CEO of RADCOM, said, “We are obviously disappointed to report a revenue shortfall for the first quarter, which is due primarily to a delay in the closing of a large order from an existing customer that we believe will be placed later during 2006. Nonetheless, we are pleased to have achieved non-GAAP breakeven for the period, a testament to the soundness of our underlying business platform and lean expense model, and remain on track for achieving our 2006 growth objectives. With worldwide 3G deployments gaining momentum, demand for our comprehensive, powerful and flexible 3G service monitoring solutions continues to grow. Interest has been particularly strong from cellular operators, as demonstrated by our recent win of a strategically important multi-quarter deal with Partner Communications Ltd. (NASDAQ: PTNR), Israel’s GSM cellular service provider, and by the nationwide deployment that we are carrying out for one of North America’s largest cellcos.”

Mr. Toussia-Cohen continued, “In line with the strategy that we set for ourselves last year, we continue to focus on building our worldwide sales and marketing capabilities. To address significant emerging opportunities in the Far East, we have established strong channels and marketing partnerships in China and an initial presence in Korea, and are currently evaluating other Far Eastern markets.”

The following statement is forward-looking in nature, and actual results may differ materially. See below under “Risks Regarding Forward Looking Statements.”

Based on a relatively small number of relatively large orders, the Company’s business is subject to fluctuations, with the exact timing of individual deals making a material difference in the results of any single quarter. Nonetheless, Management projects that its revenues for the second quarter of 2006 will range between $6.0 million to $6.5 million.

A teleconference to discuss the results will be held today, April 24th, at 9:00 a.m. Eastern Daylight Time. To participate, please call 1-800-230-1074 from the U.S., or +1-612-234-9959 from international locations, approximately five minutes before the call is scheduled to begin. A replay of the call will be available from 11:00 AM Eastern Time on April 24th until midnight May 8th. To access the replay, please call 1-800-475-6701 from the U.S., or

+1-320-365-3844 from international locations, and use the access code 826663. The conference call can also be accessed online at www.radcom.com.

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Non-GAAP Information

Certain non-GAAP financial measures are included in this press release. These non-GAAP financial measures are provided to enhance the user's overall understanding of our financial performance. By excluding non-cash equity based compensation that has been expensed in accordance with SFAS 123R, our non-GAAP results provide information to both management and investors that is useful in assessing RADCOM’s core operating performance and in evaluating and comparing our results of operations on a consistent basis from period to period. These non-GAAP financial measures are also used by management to evaluate financial results and to plan and forecast future periods. The presentation of this additional information is not meant to be considered a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliations of GAAP to non-GAAP financial measures which are included below in this press release.

RADCOM develops, manufactures, markets and supports innovative network test and service monitoring solutions for communications service providers and equipment vendors. The company specializes in Next Generation Cellular as well as Voice, Data and Video over IP networks. Its solutions are used in the development and installation of network equipment and in the maintenance of operational networks. The company’s products facilitate fault management, network service performance monitoring and analysis, troubleshooting and pre-mediation. For more information, please visit www.RADCOM.com.

Risks Regarding Forward Looking Statements

Certain statements made herein that use the words ``estimate,'' ``project,'' ``intend,'' ``expect”, ''believe`` and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of the Company to be materially different from those which may be expressed or implied by such statements, including, among others, changes in general economic and business conditions and specifically, decline in demand to the Company's products, inability to timely develop and introduce new technologies, products and applications and loss of market share and pressure on prices resulting from competition. For additional information regarding these and other risks and uncertainties associated with the Company's business, reference is made to the Company's reports filed from time to time with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements.

(Financial tables follow)

RADCOM REPORTS/4 RADCOM Ltd.
Consolidated Statements of Operations
(1000's of U.S. dollars, except per share data)

	Three months ended March 31,
	2006	2005
	(unaudited)	(unaudited)
Sales	$5,080	$5,017
Cost of sales	1,615	1,621
Gross profit	3,465	3,396

Research and development, gross	1,563	1,415
Less - royalty-bearing participation	450	395
Research and development, net	1,113	1,020

Sales and marketing	2,099	1,866
General and administrative	470	411
Total operating expenses	3,682	3,297
Operating income (loss)	(217)	99

Financing income, net	98	35

Net income (loss)	(119)	134

Basic net income (loss) per ordinary share	$(0.01)	$0.01
Diluted net income (loss) per ordinary share	$(0.01)	$0.01
Weighted average number of ordinary shares used in computing basic net income (loss) per share	15,243,579	14,291,735
Weighted average number of ordinary shares used in computing diluted net income (loss) per share	15,243,579	16,234,918

RADCOM REPORTS/5 RADCOM Ltd.
Impact of Non-GAAP Adjustments on Net Income
(1000's of U.S. dollars, except per share data) (unaudited)

	Three months ended March 31, 2006
	GAAP	Adjustments		Non-GAAP
Sales	$5,080	---		$5,080
Cost of sales	1,615	(3) (a	)	1,612
Gross profit	3,465	3		3,468

Research and development, gross	1,563	(27) (a	)	1,536
Less - royalty-bearing participation	450	---		450
Research and development, net	1,113	(27)		1,086

Sales and marketing	2,099	(43) (a	)	2,056
General and administrative	470	(55) (a	)	415
Total operating expenses	3,682	(125)		3,557
Operating income (loss)	(217)	128		(89)

Financing income, net	98	---		98

Net income (loss)	(119)	128		9

Basic net income (loss) per ordinary share	$(0.01)	$0.01(b	)	$0.00
Diluted net income (loss) per ordinary share	$(0.01)	$0.01(b	)	$0.00
Weighted average number of ordinary shares used in computing basic net income (loss) per share	15,243,579	---		15,243,579
Weighted average number of ordinary shares used in computing diluted net income (loss) per share	15,243,579	1,860,328 (c	)	17,103,907

(a)
The effect of stock-based compensation. The Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment" on January 1, 2006 using the modified-prospective transition method.

(b)	Income (loss) per share effect of the adjustments (a) and (c)
(c)	Additional common shares outstanding that would have been issued if potentially dilutive common stock options had been exercised during the period. Calculated according to the treasury stock method.

RADCOM REPORTS/6
RADCOM Ltd. Consolidated Balance Sheets (1000's of U.S. dollars)

	As of	As of
	March 31, 2006	December 31, 2005
	(unaudited)	(unaudited)
Current Assets
Cash and cash equivalents	12,299	10,520
Trade receivables, net	7,707	7,856
Inventories	2,244	1,938
Other current assets	1,046	380
Total Current Assets	23,296	20,694

Assets held for severance benefits	1,856	1,863

Property and equipment, net	1,316	1,233

Total Assets	26,468	23,790

Liabilities and Shareholders' Equity
Current Liabilities
Trade payables	2,156	2,148
Current deferred revenue	1,812	1,545
Other payables and accrued expenses	4,274	4,014
Total Current Liabilities	8,242	7,707

Long-Term Liabilities
Long-term deferred revenue	1,154	1,161
Liability for employees’ severance pay benefits	2,495	2,437
Total Long-Term Liabilities	3,649	3,598

Total Liabilities	11,891	11,305

Shareholders' Equity
Share capital	118	107
Additional paid-in capital	46,813	44,613
Accumulated deficit	(32,354)	(32,235)
Total Shareholders' Equity	14,577	12,485

Total Liabilities and Shareholders' Equity	26,468	23,790